Exhibit 99.1

TEMPUR SEALY PROMOTES BARRY HYTINEN TO CHIEF FINANCIAL OFFICER

LEXINGTON, KY, JULY 30, 2015 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced it has appointed Barry A. Hytinen to Executive Vice President and Chief Financial Officer, succeeding Dale E. Williams, effective immediately. The Company and Mr. Williams have agreed that Mr. Williams will step down from his role and remain with the Company until August 31, 2015 to ensure a smooth transition.

Tim Yaggi, Interim CEO commented, “Since joining the company two years ago, I have worked closely with Barry and he has been an invaluable partner in successfully turning around our North America business performance. I look forward to his continued contributions to our organization. I would also like to thank Dale for his leadership and contributions over the last 12 years and wish him well.”

Frank A. Doyle, Chairman of the Board of Tempur Sealy International said, “Barry is a highly respected member of the Company’s executive management team. He is a leader with a thorough understanding of our business and financial structure, and over the past decade his contributions have been significant. On behalf of the Company and our entire Board of Directors, I am pleased to congratulate Barry and look forward to him having even more impact creating value for Tempur Sealy stockholders.”

“Dale Williams has played an instrumental role in managing Tempur Sealy’s significant growth throughout his 12 years as CFO,” said Doyle. “His leadership, expertise and character helped define our culture of success and high integrity. On behalf of the entire Tempur Sealy organization and the Board, I want to sincerely thank Dale for his service and outstanding contributions. We wish Dale and his family all the best.”

Mr. Hytinen, 40, is currently Tempur Sealy’s Executive Vice President, Corporate Development and Finance, where he leads the Company’s finance organization in North America and global corporate development initiatives. Since joining the Company in 2005, Mr. Hytinen has held positions of increasing responsibility, including leading large portions of the Company’s Finance organization, Global Financial Planning and Analysis, and Investor Relations. He has led numerous strategic initiatives including all aspects of the Company’s transformative acquisition of Sealy. Mr. Hytinen earned an MBA from Harvard Business School and holds a B.S. in Finance and Political Science from Syracuse University.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit www.tempursealy.com or call 800-805-3635.